Exhibit 99.1

Spartan Motors Delivers Strong Fourth Quarter and Full Year 2016 Results

●	Full Year Net Income Increased 151% to $8.6 Million, or $0.25 Per Share
●	Fourth Quarter Net Income Up 110% to $0.9 Million, or $0.03 Per Share

CHARLOTTE, Mich., February 23, 2017 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), a global leader in specialty chassis and vehicle design, manufacturing and assembly, today reported operating results for the fourth quarter and full year periods ending December 31, 2016.

Full Year 2016 Highlights

For the full year 2016 compared to the full year 2015:

●	Sales increased $40.4 million, or 7.3%, to $590.8 million from $550.4 million

●	Gross profit margin improved 370 basis points to 12.3% of sales from 8.6% of sales

●	Operating income rose $21.1 million, or 169.1%, to $8.6 million from an operating loss of $12.5 million

●	Adjusted operating income increased 222.1 % to $14.5 million, or 2.5% of sales, from $4.5 million, or 0.8% of sales

●	Net income improved $25.6 million, or 150.7%, to $8.6 million, or $0.25 per share, from a net loss of $17.0 million, or $0.50 per share

●	Adjusted net income improved 68.3% to $11.1 million, or $0.32 per share, from $6.6 million, or $0.20 per share

●	Cash, net of debt increased 15.9% to $32.0 million at December 31, 2016 compared to $27.6 million at December 31, 2015

Fourth Quarter 2016 Highlights

For the fourth quarter of 2016 compared to the fourth quarter of 2015:

●	Sales increased 3.7% to $145.9 million from $140.6 million

●	Gross profit margin improved 850 basis points to 12.3% of sales from 3.8% of sales

●	Operating income rose $11.0 million, or 109.6%, to $1.0 million from an operating loss of $10.0 million

●	Adjusted operating income increased 182.6% to $1.9 million, or 1.3% of sales, from a loss of $2.3 million

●	Net income improved $10.4 million, or 110.0%, to $0.9 million, or $0.03 per share, from a net loss of $9.5 million, or $0.28 per share

●	Adjusted net income improved 158.9% to $1.5 million, or $0.04 per share from $0.6 million, or $0.02 per share

“Spartan closed 2016, on a high note with a profitable fourth quarter performance, our fourth profitable quarter in a row,” said Daryl Adams, President and Chief Executive Officer. “While 2016 goes in the books as the strongest financial performance Spartan has had since 2009, we are most proud of the progress we have made to date, on behalf of our shareholders. Our performance in 2016 reflects great progress toward key operational milestones as the positive momentum we sparked and fanned in 2015 started to accelerate and deliver on our turnaround initiatives, some well ahead of schedule. Take a look at 2016, and you are looking at a company whose head is squarely in the game, and it is one we intend to win.”

Spartan Motors, Inc.

Full Year 2016 Segment Results

For the full year 2016 compared to the full year 2015:

Fleet Vehicles and Services (FVS)

FVS segment sales increased 22.3% to $278.4 million from $227.7 million. Revenue growth was primarily due to a favorable revenue mix and higher volume at vehicle up-fit centers.

Operating income increased $14.2 million, or 97.9%, to $28.7 million, or 10.3% of sales, from $14.5 million, or 6.4% of sales, a year ago. Higher volume and favorable mix resulted in an increase in operating income compared to last year.

The Segment backlog at December 31, 2016, totaled $89.5 million, compared to $96.1 million at December 31, 2015. In January, 2017, FVS received approximately $37.0 million in new orders, up approximately 20% over new orders received in January 2016.

Specialty Chassis & Vehicles (SCV)

SCV segment sales remained comparable at $129.4 million. Sales of motorhome chassis decreased to $98.0 million from $103.3 million, primarily due to lower shipments year-over-year. Other Specialty Vehicle revenue increased 52.2% to $21.1 million from $13.8 million, primarily due to increased contract manufacturing.

Operating income increased 39.5% to $6.8 million, or 5.3% of sales, from $4.9 million, or 3.8% of sales, a year ago. Favorable mix and increased contract manufacturing resulted in an increase in operating income compared to last year.

The Segment backlog at December 31, 2016, totaled $20.0 million, compared to $18.4 million at December 31, 2015.

Emergency Response (ER)

ER segment sales decreased 5.3% to $183.0 million from $193.2 million. Lower revenue resulted from fewer shipments of complete fire apparatus and custom cab and chassis compared to a year ago.

Operating loss improved $10.1 million, or 42.4%, to $13.7 million from $23.7 million a year ago. The improvement was primarily the result of improved operating efficiencies and a reduction in charges recorded in 2016, compared to 2015, relating to asset impairment ($1.8 million), restructuring ($1.8 million), product repair campaign and warranty reserves ($1.6 million), and a non-recurring NHTSA fine ($0.7 million).

Adjusted operating loss improved $0.9 million, or 9.8%, to $8.7 million from $9.6 million last year.

The Segment backlog at December 31, 2016, totaled $139.9 million, compared to $156.3 million at December 31, 2015.

Acquisition Update

As previously announced, the Company completed the acquisition of Smeal Fire Apparatus Co. (“Smeal”) and its subsidiaries effective January 1, 2017. Smeal, an industry-leading innovator and manufacturer of fire apparatus in North America, generated 2016 revenues of approximately $70 million, which excludes revenues associated with Smeal’s sale of approximately $30 million of chassis purchased from Spartan. In connection with the transaction, the cash consideration paid of approximately $32.5 million was funded primarily through borrowings from the Company’s existing $100 million line of credit.

The Company results for the fourth quarter and full year ended December 31, 2016, include approximately $0.7 million, or $0.02 per share, and $0.9 million, or $0.03 per share, respectively, of acquisition related expenses.

“As Spartan shared from the beginning, we expect the transaction to be accretive to 2017 earnings and to further accelerate the turnaround of the Spartan Emergency Response business unit. What we could not measure at the beginning of the acquisition were the benefits we would see from a reinvigorated dealer channel and a motivated workforce,” continued Adams. “We understood immediately how important integrating Smeal and its Ladder Tower and UST brands was going to be for the success of our combined Company. Today, we are happy to report that our dealer channel is excited about our increasingly expanding product portfolio, and our combined employees are happy and optimistic about the expanded employment opportunities a larger publically traded company brings.”

2017 Outlook

“Our balance sheet at year end, with essentially zero long-term debt, remains strong,” said Rick Sohm, Chief Financial Officer of Spartan Motors. “Cash, net of debt, improved $4.4 million year-over-year to end at $32.0 million. Our strong operating results continued to generate cash in excess of our working capital requirements, which enabled us to repay our $5 million senior note and repurchase approximately 422,000 shares at an average price of $4.74 per share, or $2.0 million in the aggregate, during 2016.

“As we move into 2017, we will continue with a disciplined working capital management approach, as well as being opportunistic as market conditions dictate, to support future growth and maximize shareholder value. As a result of the Smeal acquisition, our 2017 forecast was adjusted for certain acquisition related costs and adjustments ($0.4 million, net of tax) and the impact from the one-time lag in recognizing sales and gross margin on chassis sales ($2.4 million, net of tax) that are now inter-company.”

Outlook for full year 2017 is expected to be as follows (which includes the Smeal acquisition):

●	Revenue to be in the range of $615.0 - $685.0 million
●	Acquisition costs and inter-company chassis impact of approximately $2.8 million, net of tax
●	Adjusted EBITDA of $25.1 - $28.3 million
●	Income tax expense of $1.7 - $2.8 million
●	Interest expense of approximately $1.0 million
●	Adjusted earnings per share of $0.30 - $0.36, assuming approximately 34.8 million shares outstanding

“Progress like Spartan has experienced in such a short amount of time took a great deal of hard work and a commitment to excellence, across the organization. Implementing key process improvement methodologies and keenly focusing on enhancing our products has gone a long way to help us ensure this success will continue. That said, we are incredibly optimistic that 2017 will bring increasingly positive outcomes to shareholders and customers alike,” Adams concluded.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted operating income, adjusted net income attributable to Spartan Motors, Inc., forecasted EBITDA (earnings before interest, taxes, depreciation and amortization), forecasted adjusted EBITDA, and adjusted earnings per share, which are all Non-GAAP financial measures. These are calculated by excluding items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release such items consist of expenses associated with restructuring actions taken to improve the efficiency and profitability of certain of our manufacturing operations, accruals for product recalls and regulatory settlements, non-cash asset impairment charges, expenses related to a recent business acquisition and a non-cash deferred tax asset valuation allowance. We present these adjusted Non-GAAP measures because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

The adjusted Non-GAAP measures are not measurements of our financial performance under GAAP and should not be considered as an alternative to operating income, net income attributable to Spartan Motors, Inc. or earnings per share under GAAP. These adjusted Non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating the adjusted Non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation, despite our assessment that such expenses are infrequent or not indicative of our operating performance. Our presentation of the adjusted Non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted Non-GAAP measures only as a supplement.

The following tables reconcile operating income (loss) to adjusted operating income (loss), net income (loss) attributable to Spartan Motors to adjusted net income (loss) attributable to Spartan Motors, forecasted net income to EBITDA and adjusted EBITDA and forecasted earnings (loss) per share to adjusted earnings (loss) per share for the periods indicated.

Financial Summary (Non-GAAP)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
Spartan Motors, Inc.	2016	% of sales	2015	% of sales	2016	% of sales	2015	% of sales
Operating income (loss)	$965	0.7%	$(10,008)	-7.1%	$8,625	1.5%	$(12,478)	-2.3%
Add (subtract):
Restructuring charges	224		427		1,095		2,855
Asset impairment	-		-		406		2,234
Product recall	-		6,300		3,457		8,600
NHTSA settlement	-		-		-		2,269
Joint venture expenses	1		982		13		1,015
Acquisition related expenses	723		-		882		-
Adjusted operating income (loss)	$1,913	1.3%	$(2,299)	-1.6%	$14,478	2.5%	$4,495	0.8%

Net income (loss) attributable to Spartan Motors, Inc.	$942	0.6%	$(9,450)	-6.7%	$8,610	1.5%	$(16,972)	-3.1%
Add (subtract):
Restructuring charges	224		427		1,095		2,855
Asset impairment	-		-		406		2,234
Product recall	-		6,300		3,457		8,600
NHTSA settlement	-		-		-		2,269
Joint venture expenses	1		491		7		508
Acquisition related expenses	723		-		882		-
Deferred tax asset valuation allowance	(282)		3,928		(2,932)		9,472
Tax effect of adjustments	(104)		(1,115)		(460)		(2,392)
Adjusted net income (loss) attributable to Spartan Motors, Inc.	$1,504	1.0%	$581	0.4%	$11,065	1.9%	$6,574	1.2%

Diluted net earnings (loss) per share	$0.03		$(0.28)		$0.25		$(0.50)
Add (subtract):
Restructuring charges	-		0.01		0.03		0.08
Asset impairment	-		-		0.01		0.07
Product recall	-		0.19		0.10		0.25
NHTSA settlement	-		-		-		0.07
Joint venture expenses	-		0.01		-		0.02
Acquisition related expenses	0.02		-		0.03		-
Deferred tax asset valuation allowance	(0.01)		0.12		(0.09)		0.28
Tax effect of adjustments	-		(0.03)		(0.01)		(0.07)
Adjusted Diluted net earnings (loss) per share	$0.04		$0.02		$0.32		$0.20

Financial Summary (Non-GAAP)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
Emergency Response Segment	2016	% of sales	2015	% of sales	2016	% of sales	2015	% of sales
ER segment operating (loss)	$(3,750)	-7.9%	$(12,051)	-28.7%	$(13,660)	-7.5%	$(23,723)	-12.3%
Add (subtract):
Restructuring charges	224		427		1,095		2,855
Asset impairment	-		-		406		2,234
Product recall	-		5,900		3,457		7,300
NHTSA settlement	-		-		-		684
Joint venture expenses	1		982		13		1,015
Adjusted ER segment operating (loss)	$(3,525)	-7.4%	$(4,742)	-10.3%	$(8,689)	-4.7%	$(9,635)	-5.0%

	Forecast Year Ending December 31, 2017
Spartan Motors, Inc	Low	Mid	High
Net income	$7,755	$8,775	$9,800
Add:
Depreciation and amortization	11,131	11,131	11,131
Interest expense	1,000	1,000	1,000
Taxes	1,700	2,250	2,800
EBITDA	$21,586	$23,156	$24,731

Add (subtract):
Acquisition related expenses	426	426	426
Chassis shipment delay	3,125	3,125	3,125
Adjusted EBITDA	$25,137	$26,707	$28,282

Earnings per share	$0.22	$0.25	$0.28
Add:
Acquisition related expenses	0.01	0.01	0.01
Chassis shipment delay	0.09	0.09	0.09
Less tax effect of adjustments	(0.02)	(0.02)	(0.02)
Adjusted earnings per share	$0.30	$0.33	$0.36

Conference Call, Webcast, Investor Presentation and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast: www.spartanmotors.com (Click on “Investor Relations” then “Webcasts”)

Conference Call: 1-844-868-8845 (domestic) or 412-317-6591 (international); passcode: 10101442

For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces and contract assembly (light/medium duty truck) markets. The Company's brand names— Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, and Utilimaster®, a Spartan Motors Company— are known for quality, durability, performance, customer service and first-to-market innovation. The Company operates facilities in Michigan, Indiana, Pennsylvania, Kansas, Wisconsin, Nebraska, South Dakota, Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $591 million in 2016. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Rick Sohm Chief Financial Officer Spartan Motors, Inc. (517) 543-6400	Juris Pagrabs, Group Treasurer & Director of Investor Relations Spartan Motors, Inc. (517) 543-6400

Spartan Motors, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except par value)

	December 31,
	2016	December 31,
	(Unaudited)	2015
ASSETS
Current assets:
Cash and cash equivalents	$32,041	$32,701
Accounts receivable, less allowance of $487 and $130	65,441	56,617
Inventories	58,896	60,558
Income taxes receivable	1,287	1,755
Other current assets	4,526	3,506
Total current assets	162,191	155,137

Property, plant and equipment, net	53,116	47,320
Goodwill	15,961	15,961
Intangible assets, net	6,385	7,093
Deferred income taxes, net	3,310	644
Other assets	2,331	1,996
TOTAL ASSETS	$243,294	$228,151

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$31,336	$27,318
Accrued warranty	19,334	16,610
Accrued compensation and related taxes	13,188	8,684
Deposits from customers	16,142	13,095
Other current liabilities and accrued expenses	7,659	6,603
Current portion of long-term debt	65	63
Total current liabilities	87,724	72,373

Long-term debt, less current portion	74	5,124
Other non-current liabilities	2,544	2,163
Total liabilities	90,342	79,660
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares authorized; 34,383 and 34,271 outstanding	344	343
Additional paid in capital	76,837	76,472
Retained earnings	76,428	72,326
Total Spartan Motors, Inc. shareholders' equity	153,609	149,141
Non-controlling interest	(657)	(650)
Total shareholders' equity	152,952	148,491
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$243,294	$228,151

Spartan Motors, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Sales	$145,850	$140,647	$590,777	$550,414
Cost of products sold	127,907	135,262	518,113	502,783
Restructuring charge	53	56	136	519
Gross profit	17,890	5,329	72,528	47,112

Operating expenses:
Research and development	2,363	1,473	6,772	4,560
Selling, general and administrative	14,391	13,493	56,172	52,695
Restructuring charge	171	371	959	2,336
Total operating expenses	16,925	15,337	63,903	59,591

Operating income (loss)	965	(10,008)	8,625	(12,479)

Other income (expense):
Interest expense	(96)	(72)	(410)	(365)
Interest and other income	183	123	488	244
Total other income (expense)	87	51	78	(121)

Income (loss) before taxes	1,052	(9,957)	8,703	(12,600)

Taxes	111	(16)	100	4,880

Net Income (loss)	941	(9,941)	8,603	(17,480)

Less: net loss attributable to non-controlling interest	(1)	(491)	(7)	(508)

Net income (loss) attributable to Spartan Motors Inc.	$942	$(9,450)	$8,610	$(16,972)

Basic net earnings (loss) per share	$0.03	$(0.28)	$0.25	$(0.50)

Diluted net earnings (loss) per share	$0.03	$(0.28)	$0.25	$(0.50)

Basic weighted average common shares outstanding	34,417	33,886	34,405	33,826

Diluted weighted average common shares outstanding	34,417	33,886	34,405	33,826

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Unaudited

Year Ended December 31, 2016 (in thousands of dollars)

	Business Segments
	Emergency Response	Fleet Vehicles & Services	Specialty Chassis & Vehicles	Other	Consolidated
Emergency response vehicle sales	$175,730	$-	$-	$-	$175,730
Fleet vehicle sales	-	206,248	-	-	206,248
Motorhome chassis sales	-	-	97,999	-	97,999
Other specialty chassis and vehicles	-	-	21,074	-	21,074
Aftermarket parts and assemblies	7,251	72,141	10,334	-	89,726
Total Sales	$182,981	$278,389	$129,407	$-	$590,777

Operating Income (Loss)	$(13,660)	$28,740	$6,846	$(13,301)	$8,625

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Unaudited

Year Ended December 31, 2015 (in thousands of dollars)

	Business Segments
	Emergency Response	Fleet Vehicles & Services	Specialty Chassis & Vehicles	Other	Consolidated
Emergency response vehicle sales	$187,127	$-	$-	$-	$187,127
Fleet vehicle sales	-	193,772			193,772
Motorhome chassis sales	-	-	103,264		103,264
Other specialty chassis and vehicles	-	-	13,849		13,849
Aftermarket parts and assemblies	6,093	33,911	12,398		52,402
Total Sales	$193,220	$227,683	$129,511	$-	$550,414

Operating Income (Loss)	$(23,722)	$14,530	$4,906	$(8,193)	$(12,479)

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Unaudited

Three Months Ended December 31, 2016 (in thousands of dollars)

	Business Segments
	Emergency Response	Fleet Vehicles & Services	Specialty Chassis & Vehicles	Other	Consolidated
Emergency response vehicle sales	$45,651	$-	$-	$-	$45,651
Fleet vehicle sales	-	51,475	-	-	51,475
Motorhome chassis sales	-	-	24,745	-	24,745
Other specialty chassis and vehicles	-	-	4,351	-	4,351
Aftermarket parts and assemblies	1,696	15,848	2,084	-	19,628
Total Sales	$47,347	$67,323	$31,180	$-	$145,850

Operating Income (Loss)	$(3,750)	$7,093	$1,441	$(3,820)	$965

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Unaudited

Three Months Ended December 31, 2015 (in thousands of dollars)

	Business Segments
	Emergency Response	Fleet Vehicles & Services	Specialty Chassis & Vehicles	Other	Consolidated
Emergency response vehicle sales	$40,642	$-	$-	$-	$40,642
Fleet vehicle sales	-	55,176			55,176
Motorhome chassis sales	-	-	27,834		27,834
Other specialty chassis and vehicles	-	-	3,020		3,020
Aftermarket parts and assemblies	1,356	10,541	2,078		13,975
Total Sales	$41,998	$65,717	$32,932	$-	$140,647

Operating Income (Loss)	$(12,051)	$4,524	$100	$(2,581)	$(10,008)

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Unaudited

Period End Backlog (amounts in thousands of dollars)
	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Dec. 31, 2015
Emergency Response Vehicles*	$139,870	$149,752	$152,177	$160,392	$156,270

Fleet Vehicles and Services*	89,549	102,218	139,655	137,717	96,120

Motorhome Chassis *	18,749	19,114	11,197	16,235	12,401
Other Vehicles	-	-	-	3,737	4,949
Aftermarket Parts and Assemblies	1,288	1,012	1,005	815	1,019
Total Specialty Chassis & Vehicles	20,037	20,126	12,202	20,787	18,369

Total Backlog	$249,546	$272,096	$304,034	$318,896	$270,759

* Anticipated time to fill backlog orders at December 31, 2016; 11 months or less for emergency response vehicles; 3 months or less for motorhome chassis; 6 months or less for fleet vehicles and services; and 1 month or less for other products.